                                                                   EXHIBIT 12.1

                            Republic Services, Inc.

               Computation of Ratio of Earnings to Fixed Charges
                          (In Millions, Except Ratios)
                                  (Unaudited)


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
                                                            Years Ended December 31,
                                               --------------------------------------------------
                                                2000       1999       1998       1997       1996
                                               ------     ------     ------     ------     ------
Income before income taxes                     $356.4     $326.5     $240.2     $182.1     $ 89.8
                                               ------     ------     ------     ------     ------
Fixed charges deducted from income:
  Interest expense                               81.6       64.2       44.7       25.9       29.7
  Implicit interest in rents                      9.5        5.2        3.2        3.0        4.0
                                               ------     ------     ------     ------     ------
    Earnings available for fixed charges       $447.5     $395.9     $288.1     $211.0     $123.5
                                               ======     ======     ======     ======     ======

Interest expense                               $ 81.6     $ 64.2     $ 44.7     $ 25.9     $ 29.7
Capitalized interest                              2.9        5.6        0.8         --         --
Implicit interest in rents                        9.5        5.2        3.2        3.0        4.0
                                               ------     ------     ------     ------     ------
    Total fixed charges                        $ 94.0     $ 75.0     $ 48.7     $ 28.9     $ 33.7
                                               ======     ======     ======     ======     ======
Ratio of earnings to fixed charges               4.8x       5.3x       5.9x       7.3x       3.7x
                                               ======     ======     ======     ======     ======

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